UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006

LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
(214) 382-3630
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) Appointment of a Principal Officer

Lighting Science Group Corporation (“LSG” or the “Company”), designer and marketer of energy efficient LED lighting solutions based on Optimized Digital Lighting™ (ODL™) technology, today announced that Robert H. Warshauer has been appointed President and as a member of the Board of Directors.

On March 7, 2006, LSG entered into an employment agreement with Mr. Warshauer to serve as President of the Company for a term of three years. The terms of the employment agreement call for Mr. Warshauer to receive the following:

(i)
in the event that, in any calendar quarter, the Company achieves net income exceeding $250,000, Mr. Warshauer will begin receiving cash compensation at an annual rate of $250,000 per year for such quarter and thereafter during the term of his agreement. If after such commencement, in each calendar annual period, the Company has not achieved an average of at least $250,000 per quarter, his salary shall be retroactively reduced pro rata with any such short fall;

(ii)
options, vesting immediately, to purchase one million shares of the Company’s common stock, issued pursuant to the Company’s qualified stock option plan, at a strike price per share equal to fair market value as of the date of grant ($0.30 per share);

(iii)	one million unvested options to be granted on the same terms above but to vest equally on the first, second and third anniversary of the date of grant;
(iv)	variable cash compensation determined by the Compensation Committee of the Board of Directors relating to quarterly net revenues collected by the Company;
(v)
such other compensation as determined by the Compensation Committee, including periodic cash bonuses and grants of additional equity or equity-linked securities, based on the performance of the Company and Executive.

Mr. Warshauer shall be entitled to vacation, health and medical benefits on no less favorable terms to other executives and employees of the Company. The Company will grant to Mr. Warshauer such other benefits as may from time to time be paid to similarly situated executives of the Company including but not limited to health, life and disability insurance.

Mr. Warshauer’s compensation hereunder and any and all other rights as an employee of the Company will terminate: (a) Upon the death, (b) Upon disability, or (c) For Cause, or (d) Without Cause upon the consent of both parties. If Mr. Warshauer employment terminates for reason of death or disability as provided herein, all options previously granted but are as yet unvested shall be deemed to be immediately vested and exercisable.

Upon any termination by the Company without cause the Company shall pay Mr. Warshauer as severance, a continuation salary for six months if such termination is because of death and for one year if such termination is because of disability. No severance pay shall be due or owing in the event of a termination For Cause.

Mr. Warshauer remains a Managing Director and member of the Board of Directors at Giuliani Capital Advisors LLC (“GCA”), a boutique financial advisory and investment banking firm, a subsidiary of Giuliani Partners. At GCA, he focuses on mergers and acquisitions, corporate reorganizations, long-term business planning, and debt and equity financings. Prior to GCA, Mr. Warshauer was a Senior Managing Director and member of the Board of Directors at Ernst & Young Corporate Finance LLC. Mr. Warshauer has a Masters of Business Administration in Finance from New York University, a BSBA Degree from Bucknell University and is a licensed Certified Public Accountant, and serves on the Board of an international industry organization.

A copy of the related press release is attached as Exhibit 99.1.

(d) Appointment of a Director

On March 7, 2006, LSG's Board of Directors authorized the appointment of Robert H. Warshauer, employed with Giuliani Capital Advisors LLC, to serve as a member of the Board of Directors until the next annual meeting of shareholders and until his successor is elected and qualified. The appointment became effective on March 7, 2006.

Item 9.01 Financial Statements and Exhibits

(c) Exhibit 99.1: Press Release dated March 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

By: ____/s/Ronald E. Lusk
Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer

Date: March 9, 2006